SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                               September 20, 2002
                Date of Report (Date of earliest event reported)


                         Commission File Number: 1-5989

                           ANIXTER INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                          94-1658138
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                        Identification No.)




                                 4711 Golf Road
                             Skokie, Illinois 60076
                                 (847) 677-2600
          (Address and telephone number of principal executive offices)

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits

    (a) Financial Statements of Business Acquired.

        Pentacon, Inc.

          Report of Independent Auditors
          Consolidated Balance Sheets as of December 31, 2001 and 2000 Consolidated Statements of Operations for the Years Ended
           December 31, 2001, 2000 and 1999
          Consolidated Statements of Cash Flows for the Years Ended
           December 31, 2001, 2000 and 1999
          Consolidated  Statements of  Stockholders'  Equity for the Years Ended
           December 31, 2001, 2000 and 1999
          Notes to Consolidated Financial Statements Consolidated Balance Sheets
           as of June 30, 2002 and December 31, 2001
          Consolidated Statements of Operations for the Three Months and the Six
           Months Ended June 30, 2002 and 2001
          Consolidated  Statements  of Cash Flows for the Six Months Ended
           June 30, 2002 and 2001
          Notes to Consolidated Financial Statements


    (b) Pro Forma Financial Information

        Anixter International Inc.

          Pro Forma  Consolidated  Statement  of  Operations  for the Year Ended
           December 28, 2001
          Pro Forma Consolidated  Statement of Operations for the 39 weeks Ended
           September 27, 2002
          Notes to Pro Forma Consolidated Financial Statements

    (c) Exhibit

        23  Consent of Ernst and Young LLP

ITEM 8. FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders:

     We have audited the accompanying consolidated balance sheets of Pentacon, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pentacon, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     The accompanying consolidated financial statements have been prepared assuming that Pentacon, Inc. will continue as a going concern. As more fully described in Note 3, the Company has incurred an operating loss and its revolving credit facility matures on April 30, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                              ERNST & YOUNG LLP

Houston, Texas
February 1, 2002,
except for Note 3, as to which the date is March 28, 2002

                                         PENTACON, INC.
                                   CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                    ------------------------------
                                                                        2001              2000
                                                                    ------------      ------------
                                                                            (IN THOUSANDS)
                              ASSETS
Cash and cash equivalents......................................     $         49      $        158
Accounts receivable............................................           30,767            41,433
Inventories....................................................           77,871           124,530
Deferred income taxes..........................................                -             9,865
Refundable income taxes........................................            2,129                 -
Other current assets...........................................            1,679             1,044
                                                                    ------------      ------------

                    Total current assets.......................          112,495           177,030
                                                                    ------------      ------------

Property and equipment, net....................................           12,780            14,319
Goodwill, net..................................................          125,927           129,383
Deferred income taxes..........................................                -               516
Other assets...................................................            4,172             4,532
                                                                    ------------      ------------

                    Total assets...............................     $    255,374      $    325,780
                                                                    ============      ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable...............................................     $     18,191      $     28,303
Accrued expenses...............................................            9,776             7,564
Accrued interest...............................................            3,085             4,154
Income taxes payable...........................................                -             1,387
Current maturities of long-term debt...........................           60,341            67,501
                                                                    ------------      ------------

                    Total current liabilities..................           91,393           108,909

Long-term debt, net of current maturities......................           99,120            99,745
                                                                    ------------      ------------

                    Total liabilities..........................          190,513           208,654
                                                                    ------------      ------------

Commitments and contingencies

Preferred stock, $.01 par value, 10,000,000 shares
  authorized, no shares issued and outstanding.................                -                 -
Common stock, $.01 par value, 51,000,000 shares authorized,
  16,960,139 and 16,769,251 shares issued and
  outstanding in 2001 and 2000, respectively                                 170               168
Additional paid in capital.....................................          101,322           101,122
Retained earnings (deficit)....................................          (36,643)           15,833
Accumulated comprehensive income...............................               12                 3
                                                                    ------------      ------------

                    Total stockholders' equity.................           64,861           117,126
                                                                    ------------      ------------

                    Total liabilities and
                      stockholders' equity.....................     $    255,374      $    325,780
                                                                    ============      ============

                The accompanying notes are an integral part of these statements.

                                         PENTACON, INC.
                              CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                       2001             2000               1999
                                                   ------------     ------------      ------------
                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Revenues.......................................    $    259,351     $    283,671      $    272,898
Cost of sales..................................         220,602          197,899           186,473
                                                   ------------     ------------      ------------
     Gross profit..............................          38,749           85,772            86,425

Operating expenses.............................          58,626           62,972            60,979
Restructuring and other charges................           3,932                -               632
Goodwill amortization..........................           3,456            3,455             3,468
                                                   ------------     ------------      ------------

     Operating income (loss)...................         (27,265)          19,345            21,346

Write-off of debt issuance costs...............             633                -             2,308
Other (income) expense, net....................             (34)             (91)             (119)
Interest expense...............................          17,959           18,959            16,535
                                                   ------------     ------------      ------------

     Income (loss) before taxes................         (45,823)             477             2,622
Income taxes...................................           6,653            1,362             1,846
                                                   ------------     ------------      ------------

     Net income (loss).........................    $    (52,476)    $       (885)     $        776
                                                   ============     ============      ============
Net income (loss) per share:
     Basic.....................................    $      (3.10)    $      (0.05)     $       0.05
     Diluted...................................    $      (3.10)    $      (0.05)     $       0.05

                The accompanying notes are an integral part of these statements.

                                                  PENTACON, INC.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  YEAR ENDED DECEMBER 31,
                                                                    ------------------------------------------------
                                                                        2001             2000              1999
                                                                    -------------    -------------     -------------
                                                                                     (IN THOUSANDS)
Cash Flows From Operating Activities:
     Net income (loss).......................................       $     (52,476)   $        (885)    $         776
Adjustments to reconcile net income to net cash
  Provided by (used in) operating activities:
     Depreciation and amortization...........................               6,999            6,624             6,072
     Amortization of discount on notes.......................                 196              165               111
     Deferred income taxes...................................              10,381             (714)             (566)
     Inventory write-off.....................................              39,053                -                 -
     Write-off of debt issuance costs........................                 633                -             2,308
     Changes in operating assets and liabilities:
          Accounts receivable................................              10,666           (1,145)           (5,949)
          Inventories........................................               7,606            2,867           (13,498)
          Refundable income taxes............................              (2,129)               -                 -
          Other current assets...............................                 (55)            (672)              232
          Other assets.......................................                (249)             502              (157)
          Accounts payable and accrued expenses..............              (8,969)           2,338            (8,600)
          Income taxes payable...............................              (1,387)           1,053            (3,135)
                                                                    -------------    -------------     -------------
       Net cash provided by (used in) operating activities                 10,269           10,133           (22,406)

Cash Flows From Investing Activities:
     Capital expenditures....................................              (2,588)          (5,873)           (6,038)
     Other...................................................                 137               21                12
                                                                    -------------    -------------     -------------
       Net cash used in investing activities.................              (2,451)          (5,852)           (6,026)

Cash Flows From Financing Activities:
     Repayments of term debt.................................                (470)            (454)             (341)
     Net borrowings (repayments) under credit facility.......              (6,877)          (3,888)           33,025
     Debt issuance costs.....................................                (580)               -            (4,777)
                                                                    -------------    -------------     -------------
       Net cash provided by (used in) financing activities                 (7,927)          (4,342)           27,907

Decrease in cash and cash equivalents........................                (109)             (61)             (525)

Cash and cash equivalents, beginning of period...............                 158              219               744
                                                                    -------------    -------------     -------------

Cash and cash equivalents, end of period.....................       $          49    $         158     $         219
                                                                    =============    =============     =============

                         The accompanying notes are an integral part of these statements.

                                                 PENTACON, INC.
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                             COMMON STOCK           ADDITIONAL       RETAINED     ACCUMULATED      TOTAL
                                                                     PAID IN         EARNINGS    COMPREHENSIVE  STOCKHOLDERS'
                                        SHARES         AMOUNT        CAPITAL         (DEFICIT)       INCOME        EQUITY
                                     -------------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 1998.......       16,668,129  $         167  $     100,501  $      15,942  $           -  $     116,610
  Issuance of common stock ......           13,132              -             32              -              -             32
  Amortization of deferred
    compensation.................                -              -            261              -              -            261
  Net income.....................                -              -              -            776              -            776
                                     -------------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 1999.......       16,681,261            167        100,794         16,718              -        117,679
  Issuance of common stock ......           87,990              1             85              -              -             86
  Amortization of deferred
    compensation.................                -              -            243              -              -            243
  Net loss.......................                -              -              -           (885)             -           (885)
  Foreign currency translation.                  -              -              -              -              3              3
                                                                                                                -------------
  Comprehensive loss.............                -              -              -              -              -           (882)
                                     -------------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 2000.......       16,769,251            168        101,122         15,833              3        117,126
  Issuance of common stock ......          190,888              2            108              -              -            110
  Amortization of deferred
    compensation.................                -              -             92              -              -             92
  Net loss.......................                -              -              -        (52,476)             -        (52,476)
  Foreign currency translation...                -              -              -              -              9              9
                                                                                                                -------------
  Comprehensive loss.............                -              -              -              -              -        (52,467)
                                     -------------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 2001.......       16,960,139  $         170  $     101,322  $     (36,643) $          12  $      64,861
                                     =============  =============  =============  =============  =============  =============

                               The accompanying notes are an integral part of these statements.

                                 PENTACON, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION: Pentacon, Inc. ("Pentacon" or the "Company") was incorporated in March 1997. On March 10, 1998, Pentacon and separate wholly-owned subsidiaries acquired in separate transactions, simultaneously with the closing of its initial public offering (the "Offering") of its common stock, five businesses (the "Initial Acquisitions"): Alatec Products, Inc. (Alatec), AXS Solutions, Inc., Capitol Bolt & Supply, Inc., Maumee Industries, Inc., and Sales Systems Limited, collectively referred to as the "Founding Companies." The consideration for the Initial Acquisitions consisted of a combination of cash and common stock. Because (i) the stockholders of the Founding Companies owned a majority of the outstanding shares of common stock following the Offering and the Initial Acquisitions, and (ii) the stockholders of Alatec received the greatest number of shares of Pentacon, Inc. common stock among the stockholders of the Founding Companies, for financial statement presentation purposes, Alatec was identified as the accounting acquiror. The acquisitions of the remaining Founding Companies were accounted for using the purchase method of accounting. Unless the context otherwise requires, all references herein to the Company include Pentacon, the Founding Companies and acquisitions subsequent to the Offering ("Subsequent Acquisitions").

     Pentacon distributes fasteners and other small parts and provides related inventory management services primarily to customers in the United States.

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Pentacon, Inc. and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     CASH EQUIVALENTS: Cash equivalents include highly liquid, temporary cash investments having original maturity dates of three months or less. For reporting purposes, cash equivalents are stated at cost plus accrued interest, which approximates fair value.

     INVENTORIES: Inventories are stated at the lower of cost or market value, cost being determined on a first-in, first-out basis.

     REVENUE RECOGNITION: Revenues are recognized upon shipment of products or, in the case of inventory management contracts, when the product is delivered to the customer's production line. Revenues include freight billed to customers and the related freight costs are recorded as cost of sales.

     CASH EQUIVALENTS: Short-term investments purchased with original maturities of three months or less are considered cash equivalents.

     INVENTORIES: Inventories consist of products held for resale and are stated at the lower of cost, determined using the first-in, first-out method, or market.

     INCOME TAXES: The Company recognizes deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statements carrying amounts and the tax basis of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

     PROPERTY AND EQUIPMENT: Property and equipment is stated at cost. Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. The amortization expense on assets acquired under capital leases is included with depreciation expense on owned assets. Repairs and maintenance are charged to earnings as they are incurred.

     GOODWILL: Goodwill is amortized over a period of 40 years. The carrying value of goodwill is reviewed if there are indications that the goodwill may be impaired. If this review indicates that the goodwill will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization periods, the carrying value of the goodwill will be reduced by the estimated shortfall in discounted cash flow. At the time goodwill is evaluated for impairment, enterprise goodwill is also evaluated utilizing undiscounted cash flows of the enterprise over the remaining life of the asset.

     USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CONCENTRATION OF CREDIT RISK: The Company performs credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of all accounts receivable. The allowance for doubtful accounts and related activity were not material at and for the years ended December 31, 2001, 2000 and 1999. One customer of the industrial segment accounted for approximately 12%, 16% and 14% of consolidated revenues for the years ended December 31, 2001, 2000 and 1999, respectively. Accounts receivable balances related to this customer represented approximately 9% and 10% of total accounts receivable at December 31, 2001 and 2000, respectively.

     FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying amounts of accounts receivable, prepaid expenses and accounts payable approximate fair values due to the short-term maturities of these instruments. The Company's publicly-traded Senior Subordinated Notes had a fair value of $21.0 million at December 31, 2001. The carrying value of the Company's remaining debt facilities and capital lease obligations approximate fair value since the rates on such facilities are variable, based on current market or are at fixed rates currently available to the Company.

     COMMON STOCK BASED COMPENSATION: The Company follows the intrinsic value method of accounting for stock options and performance-based stock awards as prescribed by Accounting Principles Board Opinion No. 25 (APB 25), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

     RISKS AND UNCERTAINTIES: Certain types of specialized fasteners are available from only a limited number of sources. If those sources become unavailable, the Company would not be able to continue to sell such fasteners unless the Company could locate an alternative supplier. The Company's inability to supply certain types of fasteners may adversely affect the Company's sales and its relationship with the customers requiring such fasteners.

     RECENTLY ISSUED ACCOUNTING STANDARDS: In June 1998, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"). SFAS No. 133 requires that all derivatives be recognized as assets and liabilities and measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company adopted this standard in the quarter ended March 31, 2001. The adoption had no impact on net income because of the Company's minimal use of derivatives.

     In June 2001, the FASB issues SFAS No. 141, "Business Combinations". SFAS No. 141 establishes new standards for accounting and reporting requirements for business combinations and requires that the purchase method of accounting be used for all business combination initiated after June 30, 2001. SFAS No. 141 also requires that acquired intangible assets be recognized as assets apart from goodwill if they meet one of two specified criteria. Additionally, the statement adds certain disclosure requirements to those required by APB 16, including disclosure of the primary reasons for the business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. This statement is required to be applied to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. Use of the pooling-of-interests method is prohibited. The adoption of SFAS No. 141 did not have an impact on the Company's financial condition or results of operations.

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142, which must be applied to fiscal years beginning after December 15, 2001, modifies the accounting and reporting of goodwill and intangible assets. The pronouncement requires entities to discontinue the amortization of goodwill, reallocate all existing goodwill among its reporting segments based on criteria set by SFAS No. 142 and perform initial impairment tests by applying a fair-value-based analysis on the goodwill in each reporting segment. Any impairment at the initial adoption date shall be recognized as the effect of a change in accounting principle. Subsequent to the initial adoption, goodwill shall be tested for impairment annually or more frequently if circumstances indicate a possible impairment.

     Under SFAS No. 142, entities are required to determine the useful life of other intangible assets and amortize the value over the useful life. If the useful life is determined to be indefinite, no amortization will be recorded. For intangible assets recognized prior to the adoption of SFAS No. 142, the useful life should be reassessed. Other intangible assets are required to be tested for impairment in a manner similar to goodwill. At December 31, 2001, the Company's net goodwill was approximately $125.9 million, and annual amortization of such goodwill was approximately $3.5 million. The Company expects to adopt SFAS No. 142 during its first quarter of 2002. The Company believes the impairment charge upon adoption will be material, and based on current market capitalization could equate to a substantial amount of its recorded goodwill. The Company does not believe this adoption will impact its free cash flows or its operating income.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured as the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company is in the process of assessing the impact that the adoption of this standard will have on its financial position and results of operations.

2. RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 2001, the Company initiated a plan to restructure its business operations. In addition, the Company conducted an assessment of its business in the aerospace and telecommunication industries in view of the impact of recent events, most notably the September 11th events in New York and Washington, D.C. and the financial difficulties in the telecommunications industry. The Company expects decreases in revenues in the aerospace industry and continued softness in the telecommunications sector. As a result, the Company recorded restructuring and other charges of $47,650,000 in the fourth quarter of 2001.

     Below is an analysis and discussion of the restructuring and other charges recognized during the fourth quarter and year-ended December 31, 2001 (amounts in thousands):

                                                  Second       Fourth
Income Statement      Description of Charges      Quarter      Quarter       Noncash         Cash          Balance at
Classification                                    Accrual      Accrual       Activity      Activity    December 31, 2001
-------------------------------------------------------------------------------------------------------------------------
Cost of sales         Write-off of excess
                        inventory                $ 5,623      $ 33,430      $ (2,987)      $    -          $ 36,066

Restructuring and     Termination Benefits
  other charges         Cost                         817         1,386            (3)        (808)            1,392

Restructuring and     Facility Costs                 495         1,234             -         (107)            1,622
  other charges

Operating expenses    Professional fees
                       related to restructuring        -           966             -         (581)              385

Write-off of debt     Write-off of debt
  issuance costs        issuance costs                 -           633          (633)           -                 -

Income taxes          Valuation allowance
                       on deferred tax assets          -        10,001       (10,001)           -                 -


     Included in restructuring and other charges are charges totaling $39,053,000 for the write-off of inventory. Of that total, $33,430,000 related to noncash write-offs of excess aerospace and telecommunications inventory in the fourth quarter based upon a review of the anticipated reduced future demand for the inventory resulting from decreased usage levels in the quarter. A $5,623,000 noncash charge was recognized in the second quarter of 2001 as a result of offering $9,762,000 of slower moving inventory at substantially reduced prices in order to take advantage of the cashflows and tax benefits.

     As announced in November 2001, the Company implemented a restructuring plan to reduce annual operating expenses. The Company is closing five distribution facilities and has reduced its workforce by 86 employees, the majority of which were terminated prior to December 31, 2001. These employees encompass all levels of the organization from executives to warehouse employees. The Company recognized a $2,620,000 charge in the fourth quarter relating to implementation of the plan. In the second quarter of 2001, the Company recorded a $967,000 charge for the relocation of its corporate office from Houston, Texas to Chatsworth, California and a $345,000 charge for cost initiatives in the Industrial Group.

     The Company has engaged advisors to assist in restructuring efforts and has incurred costs with respect to professionals engaged by potential lenders and investors in connection with due diligence. The Company recognized $966,000 for those fees in the fourth quarter of 2001.

     In connection with the amendment of the Company's bank credit facility in October 2001, unamortized debt issuance costs of $633,000 relating to the previous facility were written-off.

     As a result of the charges recorded in the fourth quarter, the realization of recorded deferred tax assets is not assured. The Company recorded a $10,001,000 valuation allowance related to deferred tax assets in the fourth quarter of 2001.

     During  the  year  ended  December  31,  1999,   the  Company   incurred  a
non-recurring charge of $632,000 related to a workforce reduction in one of the Company's industrial segment distribution centers.

3. MANAGEMENT'S PLAN

     The Company's consolidated financial statements for the year ended December 31, 2001 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a net loss of $52,476,000 for the year ended December 31, 2001 and the Company's credit facility (the "Bank Credit Facility") matures on April 30, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

     A substantial portion of the Company's business involves sales to the aerospace industry. Primarily as a result of the September 11th events in New York and Washington, D.C., aerospace manufacturers have substantially reduced their business, resulting in decreased business for the Company.

     The Company is highly leveraged and has outstanding $100 million of Senior Subordinated Notes due 2009 (the "Notes") and approximately $60 million of senior secured indebtedness under the Company's Bank Credit Facility. The downturn in the Company's business since September 11th has made it unlikely that it will be able to repay this indebtedness in accordance with its terms.

     The Company has taken a number of steps during the year ended December 31, 2001 to reduce costs. On April 25, 2001, the Company hired a new Chief Executive Officer and subsequently replaced four of its executive officers. The Company reduced its workforce by 14% and closed five facilities which are estimated to result in future cost savings of $10 million in 2002. In addition, the Company restructured the manner in which it purchases its inventory in an effort to increase its annual inventory turns. The Company also evaluated its inventory for excess inventory, primarily in the aerospace group, taking into consideration the downturn in business resulting from the events of September 11th and the number of older aircraft that have been taken out of use, resulting in an aerospace inventory write-down of $ 31.7 million in the fourth quarter of 2001.

     While the steps taken by the Company will improve its 2002 operating results, the Company's level of indebtedness combined with restrictions imposed on the use of the Company's credit facility have resulted in debt service in excess of that which can be serviced by the Company's current operations. The Company has entered into negotiations with its lenders, holders of its Notes and other sources of capital to restructure its indebtedness. Although no binding agreements or commitments have been received, the Company anticipates that a restructuring will involve a reduction in the amount of indebtedness owed to holders of the Notes in exchange for common stock (or a security convertible into common stock). The Company is also negotiating with its senior lenders under its Bank Credit Facility to extend the maturity of its Bank Credit Facility. In addition, the Company is in discussions regarding other alternative transactions, including a sale of the Company's business. It is likely that any restructuring or other alternative will result in substantial dilution to current holders of our common stock and a change in control of the Company.

     The Company believes that its improved ongoing operating performance will enable it to successfully restructure its indebtedness, without materially impacting its operations, to a level that can be adequately serviced by its current and anticipated future operations. However, these negotiations involve numerous parties with different interests. Additionally, the events of September 11th continue to affect the aerospace industry making it difficult to project future results, and therefore more difficult to attract equity capital. No assurances can be given that one or more of these factors will prevent the Company from successfully restructuring its indebtedness and continuing as a going concern.

     The Company's lenders under its Bank Credit Facility have notified the Company that the Company is in default under certain covenants under the Bank Credit Facility that would give the lenders the right to accelerate the indebtedness under the Bank Credit Facility and declare it immediately due and payable. The Company and the senior lenders have entered into a forbearance agreement in which the senior lenders agree not to exercise their remedies under the Bank Credit Facility and to continue lending to the Company under the facility until April 26, 2002. In addition, the scheduled interest payment date for the Company's Notes is April 1, 2002. The Company does not expect to make the interest payment on that date. The indenture for the Notes provides a 30-day grace period. If the failure to pay interest continues for 30 days, the Notes will be in default, and the holders of the Notes may, subject to the terms of the indenture, declare all interest and principal immediately due and payable. A default under the Notes will also be a default under the Company's Bank Credit Facility. If the Company is unable to successfully restructure its indebtedness, it may be required to seek protection under the bankruptcy laws.

4. PROPERTY AND EQUIPMENT AND GOODWILL

                                                              USEFUL                  DECEMBER 31,
                                                             LIVES IN       --------------------------------
                                                               YEARS            2001                2000
                                                            -----------     ------------        ------------
                                                                                    (IN THOUSANDS)

     Buildings..............................................      10-40     $      1,772        $      2,816
     Leasehold improvements.................................       6-20            3,768               3,420
     Equipment..............................................        3-8           12,439               8,333
     Furniture and fixtures.................................        5-7            2,728               2,758
     Construction in progress...............................          -               57               3,491
                                                                            ------------        ------------
                                                                                  20,764              20,818
     Less accumulated depreciation and
       Amortization.........................................          -           (7,984)             (6,499)
                                                                            ------------        ------------
                                                                            $     12,780        $     14,319
                                                                            ============        ============

                                                                                      DECEMBER 31,
                                                                            --------------------------------
                                                                               2001                 2000
                                                                            ------------        ------------
                                                                                     (IN THOUSANDS)

     Goodwill........................................................       $    138,190        $    138,190
     Less accumulated amortization...................................            (12,263)             (8,807)
                                                                            ------------        ------------
                                                                            $    125,927        $    129,383
                                                                            ============        ============

5. CREDIT FACILITY, LONG-TERM DEBT AND LEASES

                                                                                       DECEMBER 31,
                                                                            --------------------------------
                                                                               2001                 2000
                                                                            ------------        ------------
                                                                                     (IN THOUSANDS)
    Senior Subordinated Notes with interest payable semi-
      annually at 12.25% (an effective rate of 12.75%),
      maturing March 2009............................................       $     97,678        $     97,492

    Borrowings under Bank Credit Facility:
      Revolving credit loan with interest payable quarterly at
        LIBOR + 2%                                                                     -              61,000

      Revolving credit loan with interest payable monthly at prime
        (5.75% at December 31, 2001), maturing April 2002                         60,135               6,012

    Capital leases...................................................              1,395               2,311

    Other notes payable .............................................                253                 431
                                                                            ------------        ------------
                                                                                 159,461             167,246
    Less current maturities..........................................             60,341              67,501
                                                                            ------------        ------------
    Long-term debt, net of current maturities........................       $     99,120        $     99,745
                                                                            ============        ============

     In March 1999, the Company sold $100 million of Notes due April 1, 2009. The net proceeds of $94.2 million, after the original issue discount and paying underwriter's commissions, from the offering of the Notes were used to repay indebtedness under the Company's Bank Credit Facility. The Notes accrue interest at 12.25% which is payable on April 1 and October 1 of each year. The Notes are publicly-registered and subordinated to all existing and future senior subordinated obligations and will rank senior to all subordinated indebtedness. The indenture governing the Notes contains covenants that limit the Company's ability to incur additional indebtedness, pay dividends, make investments and sell assets. At December 31, 2001 the Company was in compliance with the covenants. Each of the Company's subsidiaries, which are wholly owned, fully, unconditionally and jointly and severally guarantees the Notes on a senior subordinated basis. Separate financial statements of the guarantors are not presented because management has determined that they would not be material to investors.

     Effective  October 30,  2001,  the Company  amended its $100  million  Bank
Credit Facility. The Bank Credit Facility is subject to a borrowing base limitation and secured by Company stock and assets. Advances under the Bank Credit Facility bear interest at the banks' prime rate plus 100 basis points. Commitment fees of 25 to 37.5 basis points per annum are payable on the unused portion of the line of credit. The Bank Credit Facility contains a provision for standby letters of credit up to $20 million. The Bank Credit Facility prohibits the payment of dividends by the Company, restricts the Company's incurring or assuming other indebtedness and requires the Company to comply with certain financial covenants. The financial covenants include: (1) minimum monthly availability requirements, beginning at $6.5 million on October 31, 2001 and increasing periodically thereafter up to $9.5 million on March 1, 2002; (2) monthly EBITDA minimums through February 28, 2002; (3) maximum gross inventory that the Company may have at the end of each calendar month through February 28, 2002; and (4) a tangible net worth requirement. In addition, the Company is required to complete an inventory appraisal by January 15, 2002. At December 31, 2001, the Company had approximately $9.9 million of availability ($6.5 million of availability is required) under the facility. Borrowings under the Bank Credit Facility are classified as current liabilities in accordance with EITF 95-22 BALANCE SHEET CLASSIFICATION OF BORROWINGS OUTSTANDING UNDER REVOLVING CREDIT AGREEMENTS THAT INCLUDE BOTH A SUBJECTIVE ACCELERATION CLAUSE AND A LOCK-BOX ARRANGEMENT. The weighted-average interest rate on short-term borrowings outstanding was 6.59% and 8.10% at December 31, 2001 and 2000, respectively. In March 2002, the Company amended its Bank Credit Facility to reduce the facility to $65 million and change the term to April 30, 2002. In addition, the Company entered into a forbearance agreement with respect to the default on the tangible net worth covenant of the facility caused by the restructuring and other charges described in Note 2.

     In connection with the amendment of the Company's Bank Credit Facility in October 2001, unamortized debt issuance costs of $633,000 related to the previous facility were written-off. In connection with the amendment of and reduction in the Bank Credit Facility and issuance of the Notes in March 1999, the Company recorded a $2,308,000 noncash charge for the write-off of debt issuance costs.

     Maturities of long-term debt (excluding capital leases) for the five years subsequent to December 31, 2001 are $60,242,000, $94,000, $51,000, $0 and $0,
respectively.

     The Company leases a portion of its buildings and equipment under non-cancelable capital and operating leases. Future minimum lease payments under the capital and operating leases, together with the present value of the net minimum lease payments, as of December 31, 2001 are as follows:

                                                    CAPITAL    OPERATING
    YEAR ENDING DECEMBER 31:                        LEASES       LEASES         TOTAL
  --------------------------------------          ----------   ----------     ---------
                                                             (IN THOUSANDS)

    2002...................................       $      299   $    3,493     $   3,792
    2003...................................              274        3,179         3,453
    2004...................................              235        2,524         2,759
    2005...................................              220        2,035         2,255
    2006...................................              220        1,592         1,812
    Thereafter.............................              766        4,318         5,084
                                                  ----------   ----------     ---------
    Total minimum lease payments...........            2,014       17,141        19,155

    Less amount representing
      Interest.............................              619
                                                  ----------
    Present value of net minimum
      lease payments.......................            1,395
    Current maturities.....................              107
                                                  ----------
    Long-term portion......................       $    1,288
                                                  ==========

     Total rental expense under operating leases for the years ended December 31, 2001, 2000 and 1999 was approximately $4,758,000, $4,210,000 and $3,435,000, respectively, including amounts to related parties of $1,024,000, $1,217,000 and $952,000, respectively. Total minimum lease payments include payments due to stockholders of $1,864,000 for capital leases and $6,999,000 for operating leases.

6. INCOME TAXES

     Deferred tax liabilities and assets at the end of each period are determined based on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the tax rate expected to be in effect when the taxes are actually paid or recovered. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance. For the year ended December 31, 2001, the Company recorded a valuation allowance relating to its net deferred tax assets.

     Components of income tax expense (benefit) are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                    2001          2000           1999
                                                  ----------   ----------     ---------
                                                             (IN THOUSANDS)
Current expense (benefit):
    Federal...............................        $   (3,115)  $    1,572     $   1,549
    State.................................              (613)         504           863
                                                  ----------   ----------     ---------
                                                      (3,728)       2,076         2,412
Deferred expense (benefit):
    Federal...............................             8,465         (582)         (461)
    State.................................             1,916         (132)         (105)
                                                  ----------   ----------     ---------
                                                      10,381         (714)         (566)
                                                  ----------   ----------     ---------
                                                  $    6,653   $    1,362     $   1,846
                                                  ==========   ==========     =========

     The net deferred tax assets (liabilities) consist of the following:

                                                                                     DECEMBER 31,
                                                                           ---------------------------------
                                                                              2001                   2000
                                                                           ----------             ----------
                                                                                   (IN THOUSANDS)
Deferred tax assets:
   Receivables allowance........................................           $      366             $      793
   Inventory allowance..........................................               17,487                  6,380
   Accrued expenses.............................................                1,278                  1,526
   Uniform cost capitalization..................................                1,591                  1,144
   Property and equipment.......................................                    -                    516
   Net operating loss carryforward..............................                2,079                      -
   Other........................................................                  116                    138
                                                                           ----------             ----------
     Total deferred tax assets..................................               22,917                 10,497
                                                                           ----------             ----------
Deferred tax liabilities:
   Property and equipment.......................................                 (570)                     -
   Other........................................................                 (144)                  (116)
                                                                           ----------              ---------
     Total deferred tax liabilities.............................                 (714)                  (116)
                                                                           ----------             ----------

   Valuation allowance..........................................              (22,203)                     -
                                                                           ----------             ----------
     Net deferred taxes.........................................           $        -             $   10,381
                                                                           ==========             ==========

Net deferred taxes consist of the following:
   Current assets...............................................           $        -             $    9,865
   Noncurrent assets............................................                    -                    516
                                                                           ----------             ----------
                                                                           $        -             $   10,381
                                                                           ==========             ==========

     Due to the uncertainty surrounding the realization of the deferred tax assets, the Company has recorded a full valuation allowance against these amounts for the year ended December 31, 2001. The Company has approximately $5,696,000 of tax operating loss carryforward at December 31, 2001 that will expire in 2021.

     The Company's effective tax rate varied from the federal statutory tax rate as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------
                                                           2001               2000               1999
                                                       ------------        ----------         -----------
Expected income tax rate...........................       (34.0)%             34.0%               34.0%
International export sales partially
  exempt from federal income taxes
  (FSC/ETI benefit)...............................         (0.8)             (41.9)              (14.1)
State taxes, net of federal benefit................        (0.7)              34.2                 4.0
Nondeductible compensation.........................           -               17.3                   -
Nondeductible goodwill.............................         2.6              246.2                44.2
Valuation allowance................................        48.5                  -                   -
Other nondeductible expenses.......................        (1.1)              (4.3)                2.3
                                                       ---------           ----------         --------
Effective tax rate.................................        14.5%             285.5%               70.4%
                                                       =========           ==========         ========

7. EARNINGS (LOSS) PER SHARE

     The computation of net income (loss) per share for the years ended December 31, 2001, 2000 and 1999 is based on the weighted average shares of common stock outstanding during the years ended December 31, 2001, 2000 and 1999, respectively.

     Basic and diluted net income (loss) per share is computed based on the following information:

                                                                 YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------
                                                    2001               2000                1999
                                                 ----------        ------------         ----------
                                                                  (IN THOUSANDS)
   BASIC:

   Net income (loss)....................         $  (52,476)        $      (885)        $      776
                                                 ==========         ===========         ==========

   Average common shares................             16,904              16,744             16,670
                                                 ==========         ===========         ==========
   DILUTED:

   Net income (loss)....................         $  (52,476)        $      (885)        $      776
                                                 ==========         ===========         ==========

   Average common shares................             16,904              16,744             16,670

   Common share equivalents:
      Warrants..........................                  -                   -                  -
      Options...........................                  1                  14                  1
                                                 ----------         -----------         ----------
         Total common share
           equivalents..................                  1                  14                  1
                                                 ----------         -----------         ----------
   Average common shares and
         common share equivalents.......             16,905              16,758             16,671
                                                 ==========         ===========         ==========

     Options and warrants to purchase 1,220,218, 976,228 and 1,192,225 shares of common stock were not included in the diluted net income per share calculation for the years ended December 31, 2001, 2000 and 1999, respectively, because the exercise price was greater that the average market price.

8. STOCK OPTION PLAN

     The Board of Directors has adopted, and the stockholders of the Company have approved, the Pentacon, Inc. 1998 Stock Plan (the "1998 Stock Plan"). The aggregate amount of common stock with respect to which options or other awards may be granted may not exceed 2,550,000 shares. As of December 31, 2001, the Company had granted options and other awards for a total of 1,227,468 shares under the 1998 Stock Plan.

     The 1998 Stock Plan is administered by the Compensation Committee, which is composed of non-employee directors (the "Committee"). Subject to the terms of the 1998 Stock Plan, the Committee generally determines to whom awards will be granted and the terms and conditions of these awards. Awards granted under the 1998 Stock Plan may be non-qualified stock options, or may qualify as incentive stock options ("ISOs"), restricted stock grants or other awards. In the case of ISOs, the aggregate fair market value (determined at the time the ISO is granted) of the common stock with respect to which ISOs are exercisable for the first time by any employee during any calendar year under all plans of the Company and any parent or subsidiary corporation shall not exceed $100,000. No employee or consultant may receive an option in any year to purchase more than 250,000 shares of common stock.

     The Committee determines the period over which options become exercisable, provided that all options become immediately exercisable upon death of the grantee or upon a change-in-control of the Company.

     The 1998 Stock Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service, a non-employee director will receive a non-qualified option to purchase 15,000 shares of common stock, and continuing non-employee directors annually will receive options to purchase 5,000 shares of common stock. Options granted to non-employee directors are immediately exercisable in full and have a term of ten years.

     Upon exercise of a non-qualified option, the optionee generally will recognize ordinary income in the amount of the "option spread" (the difference between the market value of the option shares at the time of exercise and the exercise price), and the Company is generally entitled to a corresponding tax deduction (subject to certain withholding requirements). When an optionee sells shares issued upon the exercise of a non-qualified stock option, the optionee realizes a short-term or long-term gain or loss, depending on the length of the holding period, but the Company is not entitled to any tax deduction in connection with such sale.

     The Company applies APB 25 in accounting for the Plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan. Pro forma information regarding net income and earnings per common share is required by Statements of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS No. 123") as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing ("Black-Scholes") model with the following weighted average assumptions for 2001, 2000 and 1999 respectively: (i) risk-free interest rate of 5.03%, 5.03% and 6.34%, (ii) a dividend yield of 0.00%, (iii) volatility factors of the historical market price of the Company's common stock of 141.4%, 84.6%, and 75.7%, respectively and (iv) a weighted average expected life of 10 years.

     The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the vesting period of the stock options. Had compensation for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Company's net income (loss) and earnings (loss) per common share would have been adjusted to the pro forma amounts indicated below:

                                                YEAR ENDED DECEMBER 31,
                                    -----------------------------------------
                                       2001           2000            1999
                                    ----------     ----------      ----------
                                           (IN THOUSANDS, EXCEPT SHARE DATA)
Net income (loss)
  As reported.....................  $  (52,476)    $    (885)      $      776
  Pro forma.......................  $  (53,182)    $  (1,662)      $   (1,987)
Income (loss) per share
  As reported.....................  $    (3.10)    $   (0.05)      $     0.05
  Pro forma.......................  $    (3.15)    $   (0.10)      $    (0.12)

     A summary of the status and activity of the Company's fixed stock option plans for officers and employees is presented below:

                                                                        WEIGHTED
                                                                         AVERAGE
                                                                        EXERCISE
                                                        SHARES           PRICES
                                                      ----------      ------------
Stock options outstanding at December 31, 1998         1,103,730        $  10.24
   Options granted...................................    165,900            5.58
   Options cancelled.................................    (56,405)           9.92
                                                      ----------
Stock options outstanding at December 31, 1999.......  1,213,225        $   9.62
   Options granted ..................................    426,071            1.83
   Options cancelled.................................   (333,318)           9.57
                                                      ----------
Stock options outstanding at December 31, 2000.......  1,305,978        $   7.09
   Options granted...................................    316,290            1.01
   Options cancelled.................................   (344,800)           8.91
                                                      ----------
Stock options outstanding at December 31, 2001.......  1,277,468        $   5.10
                                                      ==========

Common shares authorized under the 1998 Stock Plan...  2,550,000
   Outstanding options............................... (1,277,468)
   Outstanding stock grants..........................   (263,267)
                                                      ----------
Options available for grant at December 31, 2001.....  1,009,265
                                                      ==========

Shares exercisable at December 31, 2001..............    780,574        $   7.47

     The weighted average fair value of options granted in the years ended December 31, 2001, 2000 and 1999 was $0.98, $1.57 and $4.65, respectively. The following summarizes information related to stock options outstanding at December 31, 2001:

                                  Options Outstanding                               Options Exercisable
                           --------------------------------------    ---------------------------------------
                                                         Weighted                                  Weighted
                                            Remaining     Average                      Remaining    Average
                               Shares          Life      Exercise         Shares         Life      Exercise
Range of Exercise Prices   (in thousands)    (Years)       Price      (in thousands)    (Years)      Price
------------------------------------------------------------------------------------------------------------
$ 0.88 to   $ 3.00             701           9.0       $  1.45           206            8.7      $  1.70
$ 3.00 to   $10.00              93           7.0          6.19            92            7.0         6.21
$10.00                         427           6.2         10.00           427            6.2        10.00
$10.00 to   $12.44              56           6.6         11.57            56            6.6        11.57
------------------------------------------------------------------------------------------------------------
Total                        1,277           7.8       $  5.10           781            7.0      $  7.47
------------------------------------------------------------------------------------------------------------

9.  SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental disclosures of cash flow information are as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------
                                                          2001              2000                1999
                                                       ------------      -----------       -------------
                                                                        (IN THOUSANDS)
     Interest paid..................................    $   18,143          $ 17,297          $ 14,971
     Income taxes paid..............................    $      712          $  1,023          $  4,865

10. EMPLOYEE BENEFIT PLANS

     The Company has defined contribution plans which cover substantially all of the Company's full-time employees. Under certain plans, the Company may make discretionary contributions, match various percentages of participants' contributions or both. The Company contributed $524,000, $529,000 and $639,000 in matching contributions to the plans for the years ended December 31, 2001, 2000 and 1999, respectively. Additionally, the Company made discretionary contributions to certain plans of $93,000 for the year ended December 31, 1999.

11. UNAUDITED QUARTERLY OPERATING RESULTS

                                                     FIRST        SECOND        THIRD        FOURTH
                                                    QUARTER       QUARTER      QUARTER       QUARTER
                                                    -------       -------      -------       -------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)

    YEAR ENDED DECEMBER 31, 2001
       Revenue..................................     $71,311       $70,230     $  64,541      $ 53,269
       Gross profit.............................      21,319        15,444        19,750       (17,764)
       Operating income.........................       4,703        (1,568)        4,786       (35,186)
       Interest expense.........................       4,599         4,559         4,291         4,510
       Net income (loss) .......................          82        (4,939)          826       (48,445)
       Basic earnings (loss) per share..........        0.00         (0.29)         0.05         (2.86)
       Diluted earnings (loss) per share........        0.00         (0.29)         0.05         (2.86)

    YEAR ENDED DECEMBER 31, 2000
       Revenue..................................     $74,365       $73,891     $  67,810      $ 67,605
       Gross profit.............................      22,728        22,515        20,786        19,743
       Operating income.........................       5,691         5,871         4,808         2,975
       Interest expense.........................       4,820         4,746         4,654         4,739
       Net income (loss) .......................         405           440          (526)       (1,204)
       Basic earnings (loss) per share..........        0.02          0.03         (0.03)        (0.07)
       Diluted earnings (loss) per share........        0.02          0.03         (0.03)        (0.07)

12. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various legal proceedings that have arisen in the ordinary course of business. While it is not possible to predict the outcome of such proceedings with certainty, in the opinion of the Company, all such proceedings are either adequately covered by insurance or, if not so covered, should not ultimately result in any liability which would have a material adverse effect on the financial position, liquidity or results of operations of the Company.

13. RELATED PARTY TRANSACTIONS

     The Company purchased $2,050,000, $1,415,000 and $1,243,000, of products for the years ended December 31, 2001, 2000 and 1999, respectively, from a supplier which is 50% owned by a shareholder The Company had sales of $75,000, $3,841,000 and $5,387,000, of products for the years ended December 31, 2001, 2000 and 1999, respectively, to a company which has a board member who is also a member of the Company's board. The Company has notes or accounts receivable of $1,364,000, $2,463,000 and $1,579,000 relating to such sales at December 31,
2001, 2000 and 1999, respectively. Other related party transactions are discussed in Note 5.

14. INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION

INDUSTRY SEGMENTS

     The Company has two principal operating segments: the Aerospace Group and the Industrial Group. The Aerospace Group serves the aerospace and aeronautics industries and the Industrial Group serves a broad base of industrial manufacturers producing items such as diesel engines, locomotives, power turbines, motorcycles, telecommunications equipment and refrigeration equipment.

     The performance of businesses is evaluated at the segment level and resources are allocated between the segments. The Pentacon executive responsible for each segment further allocates resources among the various operating units that compose the segment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. Pentacon, Inc. manages cash, debt and income taxes centrally. Accordingly, the Company evaluates performance of its segments and operating units based on the operating earnings exclusive of financing activities and income taxes. The segments are managed separately since each segment distributes to industries requiring different asset allocation characteristics. Intersegment sales and related receivables for each of the years presented were insignificant.

     Financial information by industry segment follows:

                                                           REVENUES                    OPERATING INCOME (LOSS)
                                               ---------------------------------   -------------------------------
                                                    YEAR ENDED DECEMBER 31,            YEAR ENDED DECEMBER 31,
                                               ---------------------------------   -------------------------------
                                                  2001        2000        1999       2001(1)    2000(2)     1999
                                               ---------   ---------   ---------   ---------   --------   --------
                                                                        (IN THOUSANDS)
Aerospace...............................       $ 129,637   $ 123,435   $ 130,981   $ (24,979)  $  9,732   $ 15,588
Industrial..............................         129,714     160,236     141,917       6,956     16,692     13,023
                                               ---------   ---------   ---------   ---------   --------   --------
                                               $ 259,351   $ 283,671   $ 272,898     (18,023)    26,424     28,611
                                               =========   =========   =========

Write-off of debt issuance costs.........                                               (633)         -     (2,308)
Other income.............................                                                 34         91        119
General corporate........................                                             (5,787)    (3,624)    (3,797)
Goodwill amortization....................                                             (3,455)    (3,455)    (3,468)
Interest expense.........................                                            (17,959)   (18,959)   (16,535)
                                                                                   ---------   --------   --------
Income (loss) before taxes...............                                          $ (45,823)  $    477   $  2,622
                                                                                   =========   ========   ========

                                                        TOTAL ASSETS
                                            ------------------------------------
                                                        DECEMBER 31,
                                            ------------------------------------
                                               2001         2000         1999
                                            ----------   ----------   ----------
                                                       (IN THOUSANDS)
Aerospace...............................    $   77,513   $  127,634   $  128,649
Industrial..............................        46,332       54,762       52,005
                                            ----------   ----------   ----------
                                               123,845      182,396      180,654

General corporate........................      131,529      143,384      146,465
                                            ----------   ----------   ----------
Consolidated assets......................   $  255,374   $  325,780   $  327,119
                                            ==========   ==========   ==========

(1) Aerospace operating income for the year ended December 31, 2001 includes nonrecurring and other charges of $38,686. Industrial operating income for the year ended December 31, 2001 includes restructuring and other charges of $3,270. General corporate expense for the year-ended December 31, 2001 includes restructuring and other charges of $1,995.

(2) Aerospace operating income for the year ended December 31, 2000 includes a charge of $2,003 primarily related to exiting certain non-core and under-performing operations.

         Capital expenditures by segment were as follows:

YEAR ENDED DECEMBER 31,    AEROSPACE    INDUSTRIAL    CORPORATE    TOTAL
-----------------------    ---------    ----------    ---------   -------
                                            (IN THOUSANDS)
        2001               $   863      $ 1,709       $  16       $ 2,588
        2000                 1,593        4,126         154         5,873
        1999                 3,776        2,174          88         6,038


GEOGRAPHIC INFORMATION

     The Company recorded export sales of $45,828,000, $38,216,000 and $39,274,000 in the years ended December 31, 2001, 2000 and 1999, respectively. The Company has export sales through its foreign sales corporation to Europe, Canada, the Far East, Mexico, Australia and South America, of which no country or region is individually significant.

15. SUBSEQUENT EVENT (UNAUDITED)

     The Job Creation and Workers Act of 2002 ("the Act") was enacted in March 2002. The Act provided that net operating loss carryback claims for the years ended December 31, 2001 and 2002 are extended from two years to five years. As a result, the Company will be able to carryback its $5,696,000 tax loss and realize approximately $1,659,000 of additional income tax refunds. The related benefit will be recorded in the first quarter of 2002.

                                           PENTACON, INC.
                                     CONSOLIDATED BALANCE SHEETS

                                                                     June 30,          December 31,
                                                                       2002                2001
                                                                   -----------        ------------
                                                                    (Unaudited)
                                                                  (in thousands, except share data)
                            ASSETS
Cash and cash equivalents......................................    $      225         $        49
Accounts receivable............................................        29,038              30,767
Inventories....................................................        71,674              77,871
Refundable income taxes........................................         3,789               2,129
Other current assets...........................................         4,470               1,679
                                                                   ----------         ------------

       Total current assets....................................       109,196             112,495
                                                                   ----------         ------------

Property and equipment, net....................................        11,382              12,780
Goodwill, net .................................................        37,123             125,927
Other assets...................................................         3,827               4,172
                                                                   ----------         ------------

       Total assets............................................    $  161,528         $   255,374
                                                                   ==========         ============

             LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES NOT SUBJECT TO COMPROMISE:

Accounts payable...............................................    $    5,007         $    18,191
Accrued expenses...............................................         1,626               9,776
Accrued interest...............................................             -               3,085
Current maturities of long-term debt...........................        50,417              60,341
                                                                   ----------         -----------

       Total current liabilities...............................        57,050              91,393

Long-term debt, net of current maturities......................             -              99,120
                                                                   ----------         -----------

       Total liabilities not subject to compromise.............        57,050             190,513
                                                                   ----------         -----------

LIABILITIES SUBJECT TO COMPROMISE:

Accounts payable...............................................        16,374                   -
Accrued expenses...............................................         6,686                   -
Accrued interest...............................................         7,950                   -
Current maturities of long-term debt...........................        97,974                   -
Long-term debt, net of current maturities......................         1,366                   -
                                                                   ----------         -----------

       Total liabilities subject to compromise.................       130,350                   -
                                                                   ----------         -----------

            Total liabilities..................................       187,400             190,513
                                                                   ----------         -----------

Commitments and contingencies

Preferred stock, $.01 par value, 10,000,000 shares
     authorized, no shares issued and outstanding..............             -                   -
Common stock, $.01 par value, 51,000,000 shares
     authorized, 16,918,613 and 16,960,139 shares issued
     and outstanding in 2002 and 2001, respectively............           169                 170
Additional paid in capital.....................................       101,354             101,322
Retained deficit...............................................      (127,390)            (36,643)
Accumulated comprehensive income (loss)........................            (5)                 12
                                                                   ----------         -----------

       Total stockholders' equity (deficit)....................       (25,872)             64,861
                                                                   ----------         -----------

       Total liabilities and stockholders' equity (deficit)....    $  161,528         $   255,374
                                                                   ==========         ===========

                The accompanying notes are an integral part of these statements.

                                                    PENTACON, INC.
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                                     (UNAUDITED)

                                                              Three Months Ended June 30,     Six Months Ended June 30,
                                                              ---------------------------     -------------------------
                                                                 2002             2001          2002            2001
                                                              ----------       ----------     ---------       ---------
                                                                          (in thousands, except share data)

Revenues...............................................       $   52,277       $   70,230    $  108,082      $  141,541
Cost of sales..........................................           36,981           54,786        76,549         104,778
                                                              ----------       ----------     ---------       ---------
       Gross profit....................................           15,296           15,444        31,533          36,763


Operating expenses.....................................           13,951           16,148        27,673          31,900
Goodwill amortization..................................                -              864             -           1,728
                                                              ----------       ----------     ---------       ---------
       Operating income (loss).........................            1,345           (1,568)        3,860           3,135

Other (income) expense, net............................              (35)              (7)          (71)             (5)
Interest expense.......................................            2,985            4,559         7,534           9,158
                                                              ----------       ----------     ---------       ---------

       Income (loss) before taxes......................           (1,605)          (6,120)       (3,603)         (6,018)

Income taxes...........................................                -           (1,181)       (1,659)         (1,161)
                                                              ----------       ----------     ---------       ---------
    Income (loss) before cumulative effect
      of change in accounting principle................           (1,605)          (4,939)       (1,944)         (4,857)

    Cumulative effect of change in
      accounting principle, net of tax.................                -                -       (88,804)              -
                                                              ----------       ----------     ---------       ---------

       Net income (loss)...............................       $   (1,605)      $   (4,939)   $  (90,748)     $   (4,857)
                                                              ==========       ==========    ==========      ==========

Net income (loss) per share:
    Basic..............................................
      Before cumulative effect of change
        in accounting principle........................       $    (0.09)      $    (0.29)   $   (0.11)      $    (0.29)
      Cumulative effect of change in
        accounting principle, net of tax...............                -                -    $   (5.24)              -
                                                              ----------       ----------    ---------       ----------
       Net income (loss)...............................       $    (0.09)      $    (0.29)   $   (5.35)      $    (0.29)

    Diluted............................................
      Before cumulative effect of change
        in accounting principle........................       $    (0.09)      $    (0.29)   $   (0.11)      $    (0.29)
      Cumulative effect of change in
        accounting principle, net of tax...............                -                -    $   (5.24)               -
                                                              ----------       ----------    ---------       ----------
       Net income (loss)..............                        $    (0.09)      $    (0.29)   $   (5.35)       $   (0.29)


Reconciliation of net income (loss) to
  comprehensive income (loss):
      Net income (loss)................................       $   (1,605)      $   (4,939)   $ (90,748)      $   (4,857)
      Currency translation adjustment..................              (16)              (7)         (17)              (2)
                                                              ----------       ----------    ---------       ----------
      Comprehensive income (loss)......................       $   (1,621)      $   (4,946)   $ (90,765)      $   (4,859)
                                                              ==========       ==========    =========       ==========


                The accompanying notes are an integral part of these statements.

                                         PENTACON, INC.
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          (UNAUDITED)

                                                                           Six Months Ended
                                                                     -----------------------------
                                                                                June 30,
                                                                     -----------------------------
                                                                         2002             2001
                                                                     -----------       -----------
                                                                             (in thousands)
Cash Flows From Operating Activities:
         Net income (loss)........................................   $   (90,748)      $   (4,857)
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
    Depreciation and amortization.................................         1,707            3,444
    Amortization of discount on notes.............................           102               90
    Deferred income taxes.........................................             -             (641)
    Inventory write down..........................................             -            5,623
    Write-off of goodwill.........................................        88,804                -
    Changes in operating assets and liabilities:
           Accounts receivable....................................         1,729           (5,406)
           Inventories............................................         6,197            3,150
           Refundable income taxes................................        (1,659)               -
           Other current assets...................................        (2,791)             236
           Other assets...........................................           349              552
           Accounts payable and accrued expenses..................         6,581           (2,548)
           Income taxes payable...................................             -             (805)
                                                                     -----------       -----------
       Net cash provided by (used in) operating activities........        10,271           (1,162)

Cash Flows From Investing Activities:
    Capital expenditures..........................................          (456)          (1,981)
    Other.........................................................           166               67
                                                                     -----------       ----------
       Net cash used in investing activities.....................          (290)          (1,914)

Cash Flows From Financing Activities:
    Repayments of term debt.......................................           (87)            (244)
    Net borrowings (repayments) under credit facility.............        (9,718)           3,284
                                                                     ------------      ----------
       Net cash provided by (used in) financing activities........        (9,805)           3,040

Increase (decrease) in cash and cash equivalents..................           176              (36)

Cash and cash equivalents, beginning of period....................            49              158
                                                                     -----------       ----------

Cash and cash equivalents, end of period..........................   $       225     $        122
                                                                     ===========     ============

                The accompanying notes are an integral part of these statements.

                                 PENTACON, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2002
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

     The consolidated financial statements of Pentacon, Inc. (the "Company") included herein have been prepared without audit pursuant to the Rules and Regulations for reporting on Form 10-Q. Accordingly, certain information and footnotes required by generally accepted accounting principles for complete financial statements are not included herein. The Company believes all adjustments necessary for a fair presentation of these statements have been included and are of a normal and recurring nature. There has been no significant change in the accounting policies of the Company during the periods presented, with the exception of the adoption of the provisions of bankruptcy accounting described below and the new accounting pronouncement on accounting for goodwill described in Note 2. The statements should be read in conjunction with the financial statements and related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

     The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     On May 23, 2002, the Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas. A substantial portion of the Company's business involves sales to the aerospace industry. Primarily as a result of the September 11th events in New York and Washington D.C., aerospace manufacturers substantially reduced their business, resulting in decreased business for the Company. In addition, the Company's senior lenders had imposed restrictions on the Company's credit availability. The downturn in the Company's business since September 11th combined with the decrease in credit availability resulted in the Company being unable to repay its debts in accordance with stated terms. Therefore, the Company sought protection under Chapter 11 of the Bankruptcy Code. Also on May 23, 2002, the Company entered into an agreement to sell substantially all of its assets to Anixter International, Inc. ("Anixter"). Under the agreement, Anixter has agreed to assume all pre and post petition trade accounts payable. The sale to Anixter and the Company's Plan of Reorganization have the support of the holders of a majority of the Company's 12.25% Senior Subordinated Notes (the "Notes") due April 1, 2009 and the committee of its unsecured creditors. In addition, as of May 23, 2002, the Company entered into a $60.5 million debtor-in-possession credit facility (the "Credit Facility") with its existing bank group (see Note
4).

     Prior to the bankruptcy filing, the Company did not make the $6.1 million interest payment due April 1, 2002 under the terms of the Company's Notes. As of May 23, 2002, the Company discontinued accruing interest on the Notes. Contractual interest on the Notes for the quarter ended June 30, 2002 was $3.1 million, which is $1.4 million in excess of recorded interest expense included in the accompanying financial statements.

     The Company is in possession of its properties and assets and continues to manage its business as a debtor-in-possession subject to the supervision of the Bankruptcy Court. Pursuant to the provisions of the Bankruptcy Code, all actions to collect upon any of the Company's liabilities as of the petition date or to enforce pre-petition date contractual obligations, including the Notes, were automatically stayed. Absent approval from the Bankruptcy Court, the Company is prohibited from paying pre-petition obligations. However, the Bankruptcy Court has approved payment of certain pre-petition liabilities such as employee wages and benefits and certain other pre-petition obligations. Additionally, the Bankruptcy Court has approved the retention of legal and financial professionals. As a debtor-in-possession, the Company has the right, subject to Bankruptcy Court approval and certain other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by such rejections may file claims with the Bankruptcy Court in accordance with bankruptcy procedures.

     Although the Chapter 11 Bankruptcy filing raises substantial doubt about the Company's ability to continue as a going concern, the accompanying financial statements have been prepared on a going concern basis. This basis contemplates the continuity of operations, realization of assets, and discharge of liabilities in the ordinary course of business. The statements also present the assets of the Company at historical cost and the current intention that they will be realized as a going concern and in the normal course of business. The Plan of Reorganization could materially change the amounts currently disclosed in the financial statements.

     The accompanying financial statements do not present the amount which may ultimately be paid to settle liabilities and contingencies which may be allowed in the Chapter 11 Bankruptcy cases. Under Chapter 11 Bankruptcy, the right of, and ultimate payment by the Company to pre-petition creditors may be substantially altered. This could result in claims being paid in the Chapter 11 Bankruptcy proceedings at less (and possibly substantially less) than 100 percent of their face value. At this time, because of material uncertainties, pre-petition claims are carried at face value in the accompanying financial statements. Under the Bankruptcy Code, the Company may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other executory pre-petition contracts, subject to Bankruptcy Court review. The Company cannot presently determine or reasonably estimate the ultimate liability that may result from claims filed as a result of rejecting leases and contracts, and no provisions have been made for these items. Moreover, the interests of existing shareholders could, among other things, be very substantially diluted or even eliminated. Further information about the financial impact of the Chapter 11 Bankruptcy filing is set forth in item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations.

     On September 9, 2002 the United States Bankruptcy Court for the Southern District of Texas issued an order confirming the Company's Plan of Reorganization which included the sale of substantially all of its assets to Anixter. On September 20, 2002 substantially all of the Company's assets were sold to Anixter for $108.2 million. Additionally, Anixter assumed pre-bankruptcy liabilities totaling $16.5 million, and Anixter hired the existing employees of the Company and assumed the lease obligations of certain operating facilities.

     Bankruptcy Accounting: Since the Chapter 11 Bankruptcy filings, the Company has applied the provisions in Statement of Position ("SOP") 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." SOP 97-1 does not change the application of generally accepted accounting principles in the preparation of financial statements. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The financial statements include reclassifications made to reflect the liabilities which have been deferred under the Chapter 11 proceedings as "Liabilities Subject to Compromise".

     Recently  Issued  Accounting  Standards:  In  August  2001,  the  Financial
Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell. The Company adopted this standard in the quarter ended March 31, 2002. The adoption had no impact on the Company's financial position or results of operations.

2. GOODWILL

     Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS No. 142, all goodwill amortization ceased effective January 1, 2002. Goodwill amortization for the quarter and six months ended June 30, 2002 would have otherwise been $864,000 and $1,728,000, respectively. Recorded goodwill attributable to each of the Company's reporting units were tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using discounted cash flows, market multiples and market capitalization. These impairment tests are required to be performed upon adoption of SFAS No. 142 and at least annually thereafter.

     Significant estimates used in the impairment tests include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for each of the reportable units. On an ongoing basis (absent any impairment indicators), the Company expects to perform its impairment tests during the fourth quarter.

     Based on its initial impairment tests, the Company recognized a charge of $88,804,000 ($5.24 per share) in the first quarter of 2002 to reduce the carrying value of goodwill of each of its reporting units to the implied fair value. This impairment is a result of adopting a fair value approach, under SFAS No. 142, to testing impairment of goodwill as compared to the previous method utilized in which evaluations of goodwill impairment were made using the estimated future undiscounted cash flows compared to the assets' carrying amount. Under SFAS No. 142, the impairment adjustment recognized at adoption of the new rules was reflected as a cumulative effect of change in accounting principle in the first quarter 2002 statement of operations. Impairment adjustments recognized after adoption, if any, generally are required to be recognized as operating expenses.

     The carrying amount of goodwill attributable to each reportable operating unit with goodwill balances and changes therein follows:

                                  January 1,      Impairment        June 30,
                                    2002          Adjustment          2002
                                 -----------      -----------     -----------
                                                (in thousands)

         Aerospace              $     74,675     $   (70,944)    $     3,731
         Industrial                   51,252         (17,860)         33,392
                                ------------     -----------     -----------
                                $    125,927     $   (88,804)    $    37,123
                                ============     ===========     ===========


3. RESTRUCTURING AND OTHER CHARGES

     In November 2001, the Company implemented a restructuring plan to reduce annual operating expenses. The Company closed five distribution facilities and implemented workforce reductions. The Company recognized a $2,620,000 restructuring charge in the fourth quarter relating to implementation of the plan. In the second quarter of 2001, the Company recorded a $967,000 restructuring charge for the relocation of its corporate office from Houston, Texas to Chatsworth, California and a $345,000 restructuring charge for cost reduction initiatives in the industrial group.

     Below is the activity related to the restructuring charges recognized during the six months ended June 30, 2002 (amounts in thousands):

                       Unpaid Balance
 Income Statement      Description of      at December 31,      Noncash        Cash      Unpaid Balance at
  Classification          Charges               2001          Activity (1)   Activity       June 30, 2002
------------------   -------------------  ----------------  --------------  -----------  -----------------
Restructuring and    Termination benefit
 other charges        costs                  $ 1,392          $    -         $ (828)         $  564

Restructuring and
 other charges       Facility costs            1,622            (179)          (213)          1,230

(1) The noncash activity relates to the write-off of leasehold improvements.

     The Company recognized charges totaling $39,053,000 for the write-off of excess inventory during the year ended December 31, 2001. The noncash write-offs of excess aerospace and telecommunications inventory were recorded based upon a review of the anticipated reduced future demand for the inventory resulting from decreased usage levels. In addition, certain aerospace inventory was disposed of during the year ended December 31, 2001 in order to take advantage of cash flows and tax benefits. At December 31, 2001, the remaining allowance for this excess inventory was $36,066,000. During the six months ended June 30, 2002, the Company recognized $300,000 as a result of disposing of the inventory to which the allowance related.

4. DEBT

     In March 1999, the Company sold $100 million of Notes due April 1, 2009. The net proceeds of $94.2 million, after the original issue discount and paying underwriter's commissions, were used to repay indebtedness under the Company's Credit Facility. The Notes accrue interest at 12.25% per annum which is payable on April 1 and October 1 of each year. The Notes are publicly-registered and subordinated to all existing and future senior subordinated obligations and will rank senior to all subordinated indebtedness. The indenture governing the Notes contains covenants that limit the Company's ability to incur additional indebtedness, pay dividends, make investments and sell assets. Each of the Company's subsidiaries, which are wholly owned, fully, unconditionally and jointly and severally guarantees the Notes on a senior subordinated basis.

     The Company did not make the interest payment on the Notes due April 1, 2002 and, as a result, was not in compliance with the covenants. On May 23, 2002, the Company amended the Restructuring Agreement with certain holders of a majority of the Notes whereby the noteholders agreed to support the sale of substantially all the Company's assets to Anixter and the Company's Plan of Reorganization in lieu of finalizing the transaction wherein the Company had agreed with the holders to effect a recapitalization of the Company.

     As of May 23, 2002, the Company entered into a debtor-in-possession Credit Facility. The $60.5 million Credit Facility is subject to a borrowing base limitation and secured by Company stock and assets. Advances under the Bank Credit Facility bear interest at the banks' prime rate plus 175 basis points. The Credit Facility contains a provision for standby letters of credit up to $2.5 million. The Credit Facility prohibits the payment of dividends by the Company, restricts the Company's incurring or assuming other indebtedness and requires the Company to comply with certain financial covenants. At June 30, 2002, the Company was in compliance with the covenants and had approximately $9.9 million of availability under the facility.

5. EARNINGS (LOSS) PER SHARE

     Basic and diluted net income (loss) per share is computed based on the following information:

                                               Three Months Ended         Six Months Ended
                                                    June 30,                  June 30,
                                             ----------------------    ----------------------
                                                2002         2001         2002         2001
                                             ---------    ---------    ---------    ---------
                                                              (in thousands)
BASIC:

Net income (loss).........................   $  (1,605)   $  (4,939)   $ (90,749)   $  (4,857)
                                             =========    =========    =========    =========

Average common shares.....................      16,943       16,906       16,951       16,847
                                             =========    =========    =========    =========


DILUTED:

Net income (loss).........................   $  (1,605)   $  (4,939)   $ (90,749)   $  (4,857)
                                             =========    =========    =========    =========

Average common shares.....................      16,943       16,906       16,951       16,847

Common share equivalents:
    Warrants.............................            -            -            -            -
    Options..............................            -            8            -           11
                                             ---------    ---------    ---------    ---------
        Total common share equivalents...            -            8            -           11
                                             ---------    ---------    ---------    ---------
Average common shares and
     Common share equivalents............       16,943       16,914       16,951       16,858
                                             =========    =========    =========    =========

     Options to purchase 1,018,396, 1,195,218, and 1,175,218 shares of common stock were not included in the diluted net income per share calculation for the three and six months ended June 30, 2002, three months ended June 30, 2001 and six months ended June 30, 2001, respectively, because the exercise prices were greater than the average market price.

6. INCOME TAXES

     The Job Creation and Workers Act, which was enacted in March 2002, provides that net operating loss carryback claims for the years ended December 31, 2001 and 2002 are extended from two years to five years. As a result, the Company can carryback its $5,696,000 tax loss carryover as of December 31, 2001 and realize $1,659,000 of additional income tax refunds. The related benefit was recorded in the quarter ended March 31, 2002. The Company recorded a valuation allowance against the tax benefit which results from the loss in the six months ended June 30, 2002 since realization of the benefit is not assured.

     For the six months ended June 30, 2001, the provision for income taxes included in the Consolidated Statements of Operations assumes the application of statutory federal and state income tax rates and the non-deductibility of goodwill amortization.

     Interim period income tax provisions are based upon estimates of annual effective tax rates and events may occur which will cause such rates to vary.

7. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various legal proceedings that have arisen in the ordinary course of business. While it is not possible to predict the outcome of such proceedings with certainty, in the opinion of the Company, all such proceedings are either adequately covered by insurance or, if not so covered, should not ultimately result in any liability which would have a material adverse effect on the financial position, liquidity or results of operations of the Company.

8. SEGMENT INFORMATION

     The Company has two principal operating segments: the Industrial Group and the Aerospace Group. The Industrial Group serves a broad base of industrial manufacturers producing items such as diesel engines, locomotives, power turbines, motorcycles, telecommunications equipment, and refrigeration equipment. The Aerospace Group serves the aerospace and aeronautics industries. Financial information by industry segment follows:

                                                                   Revenues
                                               --------------------------------------------------
                                                  Three Months Ended         Six Months Ended
                                                       June 30,                  June 30,
                                                --------------------       ----------------------
                                                  2002        2001            2002        2001
                                                --------    --------       ---------    ---------
                                                                 (in thousands)
Industrial................................      $ 31,383    $ 33,893       $  61,619    $  70,241
Aerospace.................................        20,894      36,337          46,463       71,300
                                                --------    --------       ---------    ---------

                                                $ 52,277    $ 70,230       $ 108,082    $ 141,541
                                                ========    ========       =========    =========


                                                               Operating Income
                                                -------------------------------------------------
                                                  Three Months Ended         Six Months Ended
                                                       June 30,                  June 30,
                                                --------------------       ----------------------
                                                  2002        2001            2002         2001
                                                --------    --------       ---------    ---------
                                                                (in thousands)

Industrial (1)............................      $  3,047    $  2,838       $   5,519    $   6,009
Aerospace (2).............................         1,414      (1,693)          3,969        1,729
                                                --------    --------       ---------    ---------

                                                   4,461       1,145           9,488        7,738

Reconciliation to income (loss) before taxes:

Other income (expense), net...............            35           7              71            5
General corporate expense (3).............        (3,116)     (1,849)         (5,628)      (2,875)
Goodwill amortization.....................              -       (864)              -       (1,728)
Interest expense..........................        (2,985)     (4,559)         (7,534)      (9,158)
                                                --------    --------       ---------    ---------

Income (loss) before taxes................      $ (1,605)   $ (6,120)      $  (3,603)   $  (6,018)
                                                ========    ========       =========    =========


(1) Industrial operating income for the three and six months ended June 30, 2002 includes costs of $26 and $61, respectively, related to the Company's Chapter 11 filing. Industrial operating income for the three and six months ended June 30, 2001 includes $345 of costs related to cost reduction initiatives.

(2) Aerospace operating income for the three and six months ended June 30, 2001 includes a $5,623 charge related to the write down of inventory.

(3) General corporate expense for the three and six months ended June 30, 2002 includes $2,318 and $3,878, respectively, of costs related to professional fees incurred in connection with the Company's restructuring, Chapter 11 filing and workforce reductions. General corporate expense for the three and six months ended June 30, 2001 includes $967 of costs related to the relocation of the corporate office from Houston, Texas to Chatsworth, California.

                           ANIXTER INTERNATIONAL INC.

          Pro Forma Consolidated Statements of Operations Introduction

     The following unaudited pro forma consolidated financial statements have been prepared from the historical consolidated financial statements of Anixter International Inc. (the "Company"). The Pentacon, Inc. ("Pentacon") column in the following unaudited pro forma consolidated financial statements reflects the historical financial statements of Pentacon for the year ended December 31, 2001 and for the 38 week period ended September 19, 2002.

     The unaudited pro forma consolidated statements of operations have been adjusted to reflect the Pentacon acquisition as described under Item 2 in the Company's 8-K dated September 20, 2002. The unaudited pro forma consolidated statements of operations assume that the Pentacon acquisition occurred as of
December 30, 2000. The Pentacon acquisition is reflected in the Company's consolidated balance sheet at September 27, 2002, the most recent period for which a consolidated balance sheet was required. Accordingly, a pro forma balance sheet is not required and is not included herein. In the opinion of management, all adjustments to present fairly the unaudited pro forma consolidated statements of operations have been made.

     The unaudited pro forma statements of operations should be read in conjunction with the Company's historical consolidated financial statements including the notes thereto, set forth in the Company's Annual Report on Form 10-K for the year ended December 28, 2001; the Company's historical consolidated financial statements including the notes thereto, set forth in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2002 and Pentacon's historical consolidated financial statements and notes thereto included elsewhere in this report. Anixter acquired the operations and assets of Pentacon as part of a pre negotiated plan of reorganization by Pentacon under Chapter 11 of the U. S. Bankruptcy Code. The historical results of Pentacon used in the preparation of these pro forma statements reflect certain costs and expenses that are not a part of the acquired assets. The unaudited pro forma consolidated statements of operations are not necessarily indicative of the results that would have occurred had the purchase been made at the beginning of the period presented, nor do they purport to indicate the results of the future operations of the Company.

                                            ANIXTER INTERNATIONAL INC.
                                  PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                       For the Year Ended December 28, 2001
                                                   (Unaudited)

(In millions, except per share amounts)

                                               Anixter                                                    Anixter
                                          International Inc.                         Pro Forma       International Inc.
                                             As Reported        Pentacon, Inc.      Adjustments          Pro Forma
                                           ----------------    ---------------    ----------------    ---------------
Net sales                                  $       3,144.2     $        259.4     $             -     $      3,403.6
Cost of goods sold                                 2,407.3              220.6                   -            2,627.9
                                           ----------------    ---------------    ----------------    ---------------
Gross profit                                         736.9               38.8                   -              775.7
Operating expenses                                   594.2               58.6                (2.2)(a)          650.6
Amortization expense                                   9.0                3.5                (1.9)(b)           10.6
Restructuring and other charges                       31.7                3.9                   -               35.6
                                           ----------------    ---------------    ----------------    ---------------
Operating income (loss)                              102.0              (27.2)                4.1               78.9
Interest expense                                     (30.1)             (18.0)               12.8 (c)          (35.3)
Other, net                                           (13.7)              (0.6)                  -              (14.3)
                                           ----------------    ---------------    ----------------    ---------------
Income (loss) before income taxes
     and extraordinary loss                           58.2              (45.8)               16.9               29.3
Income tax expense (benefit)                          24.6                6.7               (18.9)(d)           12.4
                                           ----------------    ---------------    ----------------    ---------------
Income (loss) before extraordinary loss    $          33.6     $        (52.5)    $          35.8     $         16.9
                                           ================    ===============    ================    ===============



Basic income per share before extraordinary loss                                                      $         0.46

Diluted income per share before extraordinary loss                                                    $         0.45


     The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                                            ANIXTER INTERNATIONAL INC.
                                  PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                     For the 39 Weeks Ended September 27, 2002
                                                   (Unaudited)

(In millions, except per share amounts)

                                               Anixter                                                   Anixter
                                          International Inc.                         Pro Forma      International Inc.
                                             As Reported        Pentacon, Inc.      Adjustments         Pro Forma
                                           ----------------    ---------------    ---------------    ---------------
Net sales                                  $      1,858.3      $        153.8     $            -     $      2,012.1
Cost of goods sold                                1,418.9               110.6                  -            1,529.5
                                           ----------------    ---------------    ---------------    ---------------
Gross profit                                        439.4                43.2                  -              482.6
Operating expenses                                  373.3                39.7               (5.2)(a)          407.8
Amortization expense                                    -                   -                1.2 (b)            1.2
                                           ----------------    ---------------    ---------------    ---------------
Operating income                                     66.1                 3.5                4.0               73.6
Interest expense                                    (11.9)               (8.8)               4.9 (c)          (15.8)
Other, net                                            0.9                 0.1                  -                1.0
                                           ----------------    ---------------    ---------------    ---------------
Income (loss) before income taxes
     and extraordinary loss                          55.1                (5.2)               8.9               58.8
Income tax expense (benefit)                         22.0                (1.9)               3.4 (d)           23.5
                                           ----------------    ---------------    ---------------    ---------------
Income (loss) before extraordinary loss    $         33.1      $         (3.3)    $          5.5     $         35.3
                                           ================    ===============    ===============    ===============



Basic income per share before extraordinary loss                                                     $         0.96

Diluted income per share before extraordinary loss                                                   $         0.93


     The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Pro Forma Statements of Operations

     The pro forma adjustments to the accompanying financial information for the year ended December 28, 2001 and for the 39 weeks ended September 27, 2002 are described below:

     (a) To reduce both rental expense for facilities that were not acquired and legal and professional fees that were directly related to the bankruptcy proceedings of Pentacon.

     (b) This adjustment reflects the exclusion of the 2001 goodwill amortization expense incurred by Pentacon, partially offset by purchase accounting adjustments for the amortization of $13.9 million of other intangibles with finite lives.

     (c) To reflect the exclusion of total interest expense incurred by Pentacon, partially offset by the interest expense that would have been incurred by Anixter resulting from $110.4 million of borrowings used to fund the acquisition at an annualized interest rate of 4.75% over the respective period.

     (d) To record the estimated income tax expense impacts related to the pro forma adjustments (a) through (c) above and the inclusion of Pentacon at the combined federal and state effective income tax rates of 40.0% and 42.2% for 2002 and 2001, respectively.

Note 2. Restructuring and Other Charges

     In 2001, Pentacon initiated a plan to restructure its current business operations and conducted an assessment of its business in the aerospace and telecommunication industries in view of the impact of the September 11, 2001 events in New York and Washington, D.C. and the financial difficulties in the telecommunications industry. As a result, Pentacon recorded restructuring and other charges of $54.6 million. Included in cost of sales are charges totaling $39.1 million for the write-off of inventory. Of that total, $33.5 million related to noncash write-offs of excess aerospace and telecommunications inventory based on a review of the anticipated future demand for the inventory resulting from decreased usage levels. The remaining $5.6 million represented a noncash charge resulting from offering $9.8 million of slower moving inventory at substantially reduced prices in order to take advantage of the cash flows and tax benefits. The remaining $15.5 million of restructuring and other charges resulted from the write-down of deferred tax assets, termination benefit costs, closing of five distribution facilities, professional fees and write-off of debt issuance costs. See Note 2 "Restructuring and Other Charges" in Pentacon's 10-K for the year ended December 31, 2001 for additional information.

Note 3. Allocation of Purchase Price

     The Company's acquisition of Pentacon was accounted for as a purchase. Assets and liabilities have been recorded at estimated fair value based on the following preliminary allocation of purchase price. During the fourth quarter of 2002, the Company preliminarily identified certain intangible assets. Intangible assets with finite lives totaling $13.9 million will be amortized over their useful lives of 8 to 10 years, while intangible assets with indefinite lives and goodwill of $1.8 million and $8.6 million, respectively, will not be amortized.

         Estimated purchase price                                $ 108.2
         Other transaction-related costs                             3.2
                                                                 -------
                 Total investment                                          111.4

         Tangible assets acquired                                  117.8
         Intangible assets acquired                                 15.7
         Liabilities assumed                                       (30.7)
                                                                 -------
                  Net assets acquired                                      102.8
                                                                         -------
                      Goodwill                                           $   8.6
                                                                         =======

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                           ANIXTER INTERNATIONAL INC.

Date: November 27, 2002                       By: /s/ Robert W.Grubbs
                                                  -----------------------------
                                                      Robert W. Grubbs
                                           President and Chief Executive Officer


Date: November 27, 2002                       By: /s/ Dennis J. Letham
                                                  -----------------------------
                                                      Dennis J. Letham
                                               Senior Vice President - Finance
                                                 and Chief Financial Officer

                                  EXHIBIT INDEX

        Exhibit No.                         Description of Exhibits
        -----------                         -----------------------
            23                          Consent of Ernst and Young LLP